Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”) is entered into this 10th day of October, 2005, by and between New Skies Satellites B.V., an entity established under Dutch law (the “Company”) and Michael C. Schwartz (the “Employee”).

WHEREAS the Company and the Employee have entered into that certain Employment Agreement on or about August 2003 (the “2003 Agreement”), as amended and restated as of November 1, 2004 (the “2004 Agreement”); and

WHEREAS, the Company and the Employee desire to amend the 2004 Agreement in certain respects and to restate the 2004 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             EMPLOYMENT AND PERFORMANCE OF DUTIES

(a)   The Company will employ the Employee in the position of Senior Vice President of Marketing and Corporate Development.  The Employee will report to the CEO or COO (or the functional equivalent thereof).  During the term of this Amended Agreement, the Employee shall perform such duties as may be requested by the Company from time to time.  These responsibilities may include, by way of example and without limitation, those set forth in the attached job description.

(b)   The Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities and shall diligently and faithfully endeavor to promote the business and best interests of the Company and any entity that is a direct or indirect wholly-owned subsidiary of New Skies Satellites Holdings Ltd. (such subsidiaries hereinafter referred to as the “Affiliates”).  In performing his job duties, the Employee will comply with the Company’s policies, procedures and instructions.

(c)   The Employee’s normal work location will be the Company’s headquarters office in The Hague.  The Employee will be employed on a full-time basis with normal working hours as specified by the Employee’s manager.  The Company may instruct the Employee to temporarily perform his duties at another location or on an amended work schedule, or may charge the Employee temporarily or for longer periods with other duties, in a reasonable manner and consistent with Employee’s overall duties and level of responsibility.

(d)   The Employee may not operate, participate in the management, operation or control of, act as an employee, officer, consultant, agent or representative of, or provide any services to any entity or any type of business or service, in each case without the Company’s prior written consent.  It shall not be a violation of this subsection for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, or (ii) manage his personal, financial and legal affairs, and the Company consents to Employee’s serving on the Board of Directors of Big Buddy Performance, Inc., and Soft Vault Systems, Inc.;

provided in each case that such activities, in the Company’s judgment, do not interfere with the Employee’s performance of his duties and responsibilities hereunder.

(e) The Employee may not accept from any third party any gift of any nature arising from or relating to Employee’s employment, without the Company’s prior written consent or as permitted under any written Company policy.

2.             EFFECTIVE DATE

The effective date of this Amended Agreement is January 1, 2005 (the “Effective Date”). The Employee’s employment commenced on 1st October 2003.

3.             COMPENSATION

As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, following the Effective Date, during the employment period the Company shall pay the Employee a base salary of U.S.$315,000 gross per annum (the “Base Salary”), payable in accordance with the Company’s payroll policies and procedures then in effect.  The Base Salary is inclusive of the “holiday pay” provided for under Dutch law. Compensation for overtime work is included as part of the Employee’s Base Salary and will not be separately compensated.  The Base Salary may be increased in the future in the Company’s absolute discretion. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder. Payment of the Base Salary shall he made in US$.  Translations to Euro for all purposes hereunder (including, without limitation, for payroll, withholding and related purposes) shall be made using the average US$-Euro exchange rate for the three calendar months prior to the effective date of the 2003 Agreement.

4.             ANNUAL BONUS

(a)   As compensation for the agreements made by the Employee herein and the performance by the Employee hereunder (including, without limitation, the performance of annual bonus objectives established by the Company), the Employee may be entitled to an annual cash bonus pursuant to the terms and under the conditions set forth in the New Skies Annual Bonus Plan, as such bonus plan may be amended from time to time. With respect to each such year following the Effective Date, the target cash bonus shall be 50% of the Employee’s Base Salary for that year, subject to the attainment of certain targets established by the Company in good faith for that year (the “Annual Bonus”). It is agreed that the target 50% bonus level is a target and not a minimum bonus amount. Except as otherwise provided in Section 6, no bonus shall be payable for any year in which the Employee’s employment is terminated prior to December 31.

5.             TAX-FREE ALLOWANCE SUBJECT TO 30% RULING

If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (b) below), the following shall apply:

(a)   The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment. As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(b)   The Employee shall receive an allowance for extra-territorial costs from the Company, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(c)   The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect all considerations and benefits that are linked to Wages from Current Employment such as pension rights and social security benefits.

(d)   The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(e)   The Employee acknowledges and agrees that, as a result of the adjustments described in clauses (a) and (b), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary.  The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee.  Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary.  For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clauses (a) and (b).

6.             DURATION OF THE AMENDED AGREEMENT AND TERMINATION

(a)   This Amended Agreement shall be in force for an indefinite period of time. The Company and Employee each may terminate this Amended Agreement by providing at least one month’s prior written notice in a “Notice of Termination” to the other party hereto in accordance with Section 17 (or such longer notice as may be required by law).  The Company shall be entitled to provide pay in lieu of notice where permitted by applicable law.  No notice shall be required in the event of a termination for urgent cause (“dringende reden”).  For purposes of this Amended Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under this Section 6.

(b)   In the event of a termination of the Employee’s employment (1) by the Company without Cause or (2) by the Employee for Good Reason (as such terms are defined below), the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Employee’s Base Salary through the Date of Termination (as defined below) and outstanding business expenses (to the extent not theretofore paid) and any other amounts due to the Employee but which have not been paid, (ii) any earned but unpaid Annual Bonus in respect of a calendar year ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination, (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the greater of the Annual Bonuses for each of the two most recently completed calendar years preceding the calendar year in which the Date of Termination occurs, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of medical and dental benefits under the Company’s employee benefit plans providing for such benefits, for two years following the Date of Termination; provided the Company’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer: and provided further that in the event that the Employee is precluded from continuing full participation in the Company’s welfare benefit plans that provide for the benefits described and contemplated in this clause (vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone.  For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly. For purposes of this Amended Agreement, “Date of Termination” shall mean one month after the date on which a Notice of Termination is given or any later date (agreed upon by the parties, after the giving of such notice).

For purposes of this Amended Agreement, the term “Cause” shall mean: (i) a willful and material violation by the Employee of any of Sections 1(d), 9 or 11 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Company which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after the Company delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Company shall not have the right to terminate the Employee’s employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Company or its Affiliates; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination must be delivered within six (6) months of the date on which the Company first knows of the event constituting Cause.

For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Company in the Employee’s Base Salary; (ii) any failure by the Company to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties (provided, however, that any change in Employee’s reporting duties consistent with the Company’s rights under Section 1(a) shall not be deemed to be “Good Reason”); (iv) any adverse change in Employee’s title or position; (v) the failure by the Company to obtain from any successor an assumption of the obligations of the Company as contemplated by Section 14(c) herein; (vi) the Company requiring the Employee to be based at any office or location that is more than 50 kilometers from the Company’s current corporate headquarters; provided that with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Company within thirty (30) days after receiving written notice from the Company of the possibility of such event; and provided further that the Employee delivers a written notice to the Company within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Company has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice.

The payments provided in this Section 6(b) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Company, its Affiliates, directors, officers and employees.  The Company shall have no additional obligations under this Amended Agreement except for any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

7.             ANNUAL LEAVE; OTHER BENEFITS

(a)   Annual Leave.  The Employee shall be entitled to twenty-five (25) days annual leave per year, which shall be pro-rated during any partial year of employment.  The Employee’s leave entitlement, the ability to carry forward vacation time (if any), and the conditions under which leave may be taken shall be subject to the Company’s policies and procedures then in effect.

(b)   Company Car.  The Company shall make available to Employee during the employment period, under the policies and procedures then in effect, a car determined by the Company to be suitable to Employee’s position.  The Employee may elect to receive a cash payment in lieu of such car, in an amount to be determined by the Company.

(c)   HQLP.  The Employee shall be entitled to participate in the New Skies Satellites N.V. Headquarters Location Premium plan, as such plan may be amended by the Company from time to time.

(d)   Other Benefits.  The Employee shall be entitled to participate in medical and dental plans and other benefits and perquisites generally provided to other senior executives of the Company employed in The Netherlands.  The Employee shall be entitled to participate in any plan providing for benefits in the nature of severance pay only to the extent set forth in a written agreement validly entered into by the Company.

8.             PERSONAL INFORMATION

The Employee will provide the Company with personal data as and when requested by the Company for administrative, tax and other reasons and will promptly notify the Company of any change to such data.  Without limiting the generality of the previous sentence, the Employee shall provide all data that may be required under the Act Advancement Proportional Participation Work Aliens (Wet Bevordering Evenredige Arbeidsdeelname Allochtonen), the Obligation to Carry Identification Papers Act (Wet op de Identificatieplicht), and other applicable laws and regulations.

9.             NON -SOLICITATION AND NON-COMPETITION

(a)   During the employment period and for one year following the termination of Employee’s employment with the Company for any reason, the Employee agrees not to offer employment to any employee of the Company (or any of the Company’s Affiliates), not to attempt to induce any such employee to leave the employ of the Company or any of its Affiliates, and not to solicit any clients or suppliers of the Company or its Affiliates to do business with any competing business of the Company or its Affiliates.

(b)   Employee agrees not to engage in any aspect of the Satellite Business (as defined below) for one year following the termination of Employee’s employment for any reason, other than a termination by the Company without Cause or by the Employee for Good Reason.  Employee shall be deemed to be engaging in the Satellite Business if he, directly or indirectly and whether or not for compensation, renders personal services of any kind in any capacity for any Competitor.  As used herein, a “Competitor” shall mean any corporation, firm, partnership, proprietorship, or other entity which engages in the Satellite Business; and the “Satellite Business” shall mean the business of communication of electronic video, data, internet/internet protocol, voice, or other information (individually and collectively, “Information”) by transmission via satellite operating in the Fixed Satellite Service frequencies for hire (“Satellite Transmission”), or any other business that is the same or substantially the same as any line or lines of business engaged in by the Company or its Affiliates at the time of termination of employment or that the Company or its Affiliates has begun making material preparations to enter prior to the termination of Employee’s employment.  Notwithstanding anything to the contrary in the previous sentence, “Satellite Business” shall not include the business of communication of Information by transmission via means other than via Satellite Transmission unless the Company or its Affiliates is engaged in, at the time of termination of employment, or has begun making material preparations to enter prior to the termination of Employee’s employment, communication of Information by transmission via such means of non-Satellite Communication.

(c)   The restrictions of this Section shall be deemed to be separate restrictions with respect to each geographic area, time period, and activity covered thereby, and each shall be enforceable by the Company independently. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding only to the extent necessary to permit the remaining restrictions contained in this Section to be enforced.

(d)   The parties hereby declare that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Employee to perform any of his obligations under this Section or under Section 11 (Confidentiality; Intellectual Property and Ownership of Work Product).  If the Company or any of its Affiliates institutes any action or proceeding to enforce the provisions hereof, to the maximum extent permitted by applicable law, Employee hereby waives the claim or defence that the Company or its Affiliates has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defence that any such remedy at law exists.  In the event this subsection is not enforced, in whole or in part, the Company reserves the right to seek costs and damages for any breach of this Section. Contrary to which is stipulated in article 7:650, section 3, Dutch Civil Code, the penalty will be to the advantage of the Company.

(e)   The restrictions in this Section shall be in addition to any restrictions imposed on the Employee by statute or at common law and shall survive any termination of this Amended Agreement.

10.          DAMAGES

Contrary to the proviso of articles 6: l 70 paragraph 3 and 7:661 paragraph 1 Civil Code of The Netherlands, if an Employee is insured and is covered by such insurance for damages caused to the Company in the performance of his duties, the Employee will pay the Company (or a third party to whom the Company is liable) for such damages up to the amount of the insurance coverage.  This provision shall apply even if the damages are not the result of malice aforethought or conscious recklessness of the Employee.

11.          CONFIDENTIALITY; INTELLECTUAL PROPERTY AND OWNERSHIP OF WORK PRODUCT

(a)   The Employee shall not appropriate for his own use, disclose, divulge, furnish, or make available to any person, unless in the normal course or business or with the Company’s prior written consent, any confidential or proprietary information concerning the Company or its Affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of the Company or its Affiliates (the “Information”); provided that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement.  Notwithstanding the foregoing, the Employee may disclose Information to the extent he is compelled to do so by law or the rules or regulations of any regulatory body to which he is subject, provided that the Employee must use commercially reasonable efforts to provide the Company with a copy of all relevant documents promptly upon receipt (and prior to making any disclosure) and must assist the Company, as and when reasonably requested and as permitted by law and/or applicable judicial or administrative order, in taking such action as the Company deems appropriate in relation to such subpoena or request.

(b)   The Employee agrees that all right, title and interest in and to all works of whatever nature generated in whole or in part in the course of or as a direct or indirect result of his employment or in the one year period following any termination of such employment (collectively, “Work Product”), including all rights of intellectual property according to Netherlands or applicable foreign law, reside with and will fully accrue to the Company and its Affiliates. Work Product shall include, without limitation: patents, registered models, designs, copyrights, inventions, improvements, discoveries, processes, programs, systems, performances in the field of industrial design, methodologies, computer programmes and educational systems. It is the Company’s absolute discretion to apply or not for protection of the rights falling to it, such as patents, under this Section.  The Employee shall inform the Company of all achievements obtained by him that may lead to the creation of Work Product.  Work Product shall not include any works that the Employee can demonstrate have been developed entirely by him on his own time and outside of working hours, without the use of the Company’s or its Affiliates’ facilities, supplies, equipment, Information, materials or trade secrets and that did not result, directly or indirectly from work performed by the Employee on behalf of the Company or its Affiliates.

(c)   Insofar as necessary, the Employee hereby assigns all rights mentioned in subsection (b) to the Company and its Affiliates, who hereby accept such assignment.  The Employee will, throughout the duration of this Amended Agreement and after the termination hereof, render such assistance as may be reasonably requested by the Company, free of charge, to obtain and perfect these rights, to register these rights in the name of the Company or its Affiliates, and to exercise these rights against third parties; provided, however, that the Company shall pay the Employee for assistance in excess of five hours on an hourly basis, determined on a pro rata basis with reference to the Employee’s Base Salary.  The Employee hereby grants the Company an irrevocable power of attorney to perform the above-mentioned actions in the name of the Employee.  The Employee hereby waives any rights he may have to assert moral rights with respect to any Work Product and renounces any possible claims to payments for such Work Product (other than the Base Salary) to the maximum extent permitted by law.

(d)   The obligations set forth in this Section shall be in addition to any restrictions or obligations imposed on Employee by statute or at common law and shall survive any termination of this Amended Agreement.

(e)   Each of the rights and restrictions in this Section shall be enforceable by the Company independently.

(f)   The Company reserves the right to seek costs and damages for any breach of this Section. Contrary to which is stipulated in article 7:650, section 3, Dutch Civil Code, the penalty will be to the advantage of the Company.

12.          RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION

At the end of the employment period, or earlier, at the Company’s request, the Employee shall return to the Company all materials and property belonging to the Company and its Affiliates (and, in the case of data, documents, and other Information, all Information relating to the Company, its business and business opportunities, or its officers, directors, employees. shareholders, customers, and Affiliates), including without limitation and where applicable, company car, mobile telephone, credit cards, computers and computer peripherals, computer programs, files, other electronic data and software, all documents, in whatever form, and all copies (in whatever form) thereof.  All property shall be returned in good repair and working order, subject only to ordinary and reasonable wear and tear.

13.          DATA CARRIERS, MATERIALS, TOOLS AND RESTITUTION

The Employee will be permitted to make use of certain Company instruments, materials, information and data processing systems when performing Employee’s duties.  The Employee may not publish, copy, or alter in any way any such materials, information, software, systems, or data, other than as instructed by the Company in writing.

14.          AMENDMENT; ASSIGNMENT

(a)   Pursuant to article 613 book 7 of the Dutch Civil Code, the Company reserves the right to amend this Amended Agreement unilaterally to the maximum extent permitted by applicable law (including, without limitation, if the Company’s interests in introducing the amendment concerned are so significant that, in accordance with the principles of reasonableness and fairness, they must take precedence over any interests of the Employee that could be harmed by the amendment).  Where the Employee’s consent is required by applicable law, the Employee agrees to accept reasonable proposals made by the Company regarding changes in the employment conditions, either primary or secondary, should the Company decide that such is necessary in view of the circumstances. Notwithstanding anything to the contrary in this Section, the Company may not unilaterally lower the Employee’s Base Salary or reduce the level of Employee’s annual on-target bonus eligibility below 50% of Employee’s Base Salary.

(b)   (i)  This Amended Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.  Neither this Amended Agreement nor any right or obligation under this Amended Agreement may be assigned, transferred, pledged or encumbered by the Company or by the Employee.

(ii)       The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would have been required to perform them if no such succession had taken place.  As used in this Amended Agreement, all references to “Company” shall mean both the Company and any such successor that assumes and agrees to perform this Amended Agreement by operation of law or otherwise.

15.          WITHHOLDING

The Company may withhold from any amounts payable to Employee hereunder any taxes or other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law, regulation, or benefit plan. In addition, upon the termination of Employee’s employment, the Company may withhold from any final payment to Employee any amounts that are legally due from Employee to the Company.

16.          EXCISE TAX MATTERS

(a)           Anything in this Amended Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Amended Agreement or otherwise (a “Payment”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the United States Internal Revenue Code (the “Code”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the lesser of (i) $1,000,000 and (ii) the amount necessary such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided that, in the event it shall be determined that, if in lieu of receiving the Gross-Up Payment, the Employee would, if the amounts constituting “parachute payments” for purposes of Section 280G of the Code which would otherwise be payable to the Employee were reduced (as so reduced, the “Reduced Amount” ), be entitled to receive and retain, on a net after-tax basis, an amount that is greater than the amount, on a net after-tax basis, that the Employee would be entitled to retain upon his receipt of the Gross-Up Payment, then Employee shall not be entitled to the Gross-Up Payment but rather shall only be entitled to the Reduced Amount.

(b)           All determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment (or whether there will be a Reduced Amount and the amount of such Reduced Amount) and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm appointed by the Company and reasonably acceptable to the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within ten business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of Employee’s residence and/or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to Employee five days prior to when due (or to the appropriate taxing authority on Employee’s behalf when due).  If the Accounting Firm determines that no Excise Tax is payable by Employee or that the Reduced Amount will apply, it shall so indicate to Employee in writing.  Subject to the following sentence and Section 16(c) hereof, any determination by the Accounting Firm shall be binding upon the Company and

Employee.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Employee was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 16(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c)           Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 16(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such claim, Employee may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Employee of an amount paid or advanced by the Company pursuant to this Section 16, Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, Employee shall (subject to the Company’s complying with the requirements of Section 16(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 16(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

17.          NOTICE

Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

New Skies Satellites B.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands
Attention: Human Resources

with a copy to:

New Skies Satellites B.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands
Attention: General Counsel

If to the Employee:

Michael Schwartz
Statenlaan 20
2582 GM The Hague
The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

18.          ENTIRE AGREEMENT; SEVERABILITY; APPLICABLE LAW; DISSOLUTION PROCESS; COUNTERPARTS; MISCELLANEOUS

This Amended Agreement constitutes the entire agreement between the parties with respect to Employee’s employment and supersedes any prior understandings or agreements.  This Amended Agreement shall be governed by the laws of the Netherlands.  If any provision of this Amended Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  At the Company’s request and subject to the Company’s compliance with applicable law and this Amended Agreement, the Employee agrees to take all steps necessary or appropriate to terminate this Amended Agreement as of the end of the minimum applicable notice period on the terms and conditions set forth in this Amended Agreement, by dissolution by the District Court, Cantonal Division, location The Hague.  This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of the Employee’s employment hereunder shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee (or if Employee has died, to his estate), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the date first written above.

NEW SKIES SATELLITES B.V.

/s/ Daniel S. Goldberg
Daniel S. Goldberg
Chief Executive Officer

/s/ Michael C. Schwartz
Michael C. Schwartz